Exhibit 99.1

August 9, 2005

Tetra Tech Board Elects Albert Smith as Vice Chairman

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that the Board of Directors has elected Albert Smith to serve as Vice Chairman with executive responsibilities, beginning September 1, 2005. Mr. Smith will focus on strategic planning, operations and program management development. He was elected to the Board in May 2005.

Mr. Smith is a former member of the Secretary of Defense’s Defense Science Board, serving from 2002 to 2005.  He was an Executive Vice President of Lockheed Martin and President of its Integrated Systems & Solutions business until 2004.  From 1999 to 2003, Mr. Smith was President of Lockheed Martin’s Space Systems Company.  Prior to that, Mr. Smith was President of Government Systems at Harris Corporation.  He has also worked for the Central Intelligence Agency, where he received the Intelligence Medal of Merit.  Mr. Smith has served as Chairman of International Launch Services’ Board of Directors and as a Director of the Space Foundation.

Li-San Hwang, Tetra Tech’s Chairman and CEO, said, “Mr. Smith’s management experience at Lockheed Martin will help us strengthen our business processes and position Tetra Tech to become a multi-billion dollar company.  He will work closely with the management team on both strategic and operational decisions.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With nearly 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management, infrastructure and communications.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.